EXHIBIT 99.1

[XTO Logo Here]

NEWS RELEASE

For Immediate Release

Number: 07-09

XTO ENERGY ANNOUNCES 1Q EARNINGS AND RECORD PRODUCTION

FORT WORTH, TX (April 25, 2007)—XTO Energy Inc. (NYSE-XTO) today reported record first quarter 2007 production of 1.602 billion cubic feet equivalent (Bcfe) per day, up 10% from the first quarter 2006 level of 1.460 Bcfe per day. Total revenues for the first quarter were $1.17 billion, a 4% decrease from $1.22 billion the prior year. Earnings for the quarter were $383 million, or $1.04 per share ($1.03 diluted), compared with first quarter 2006 earnings of $467 million, or $1.28 per share ($1.26 diluted). First quarter 2007 earnings include the effects of a non-cash change in derivative fair value. Excluding this non-cash change, the Company’s adjusted earnings were $406 million, or $1.11 per share ($1.09 diluted), compared to first quarter 2006 adjusted earnings of $467 million, or $1.28 per share ($1.26 diluted).1

Operating income for the quarter was $647 million, a 16% decrease from first quarter 2006 operating income of $769 million. Operating cash flow, defined as cash provided by operations, before changes in operating assets and liabilities and exploration expense, was $795 million, down 1% from 2006 first quarter comparable operating cash flow of $803 million.1

First quarter daily gas production averaged 1.264 billion cubic feet (Bcf), up 12% from first quarter 2006 daily production of 1.126 Bcf. Daily oil production for the first quarter was 45,649 barrels, a 2% increase from the first quarter 2006 level of 44,563 barrels. During the quarter, natural gas liquids production was 10,811 barrels per day, a 3% decrease from the prior year quarter rate of 11,126 barrels per day.

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XTO Energy Announces 1Q Earnings and Record Production

“We are proud to announce the Company’s outstanding quarterly results as XTO embarks on another year of record operating performance,” stated Bob R. Simpson, Chairman and Chief Executive Officer. “Our strategy has established XTO Energy as a top-tier growth company in the industry. With more than 7.3 Tcfe of captured, low-risk upsides, we can plan for long-term growth. Further, our low cost structure generates the free cash flow to enhance those growth opportunities. As always, we are focused on creating and growing value for our shareholders.”

Keith A. Hutton, President, further comments. “With 73 drilling rigs active, our development teams continue to drive production upwards with natural gas volumes increasing by about 3% from last quarter. In the East Texas Region, production improved by almost 4%, as the Freestone Trend reached average daily gross production of 577 MMcf. In the Barnett Shale, production beat our projections again as volumes moved up 12% from the previous period to 249 MMcf per day net to XTO. In the Piceance Basin, testing is now underway on our first completed well with a sustained daily rate of 3 MMcf producing from two-thirds of the 900 feet pay section. Across the board, our activity is on pace to deliver another exceptional year of double-digit growth.”

The average gas price for the first quarter decreased 19% to $7.37 per thousand cubic feet (Mcf) from $9.08 per Mcf in first quarter 2006. The first quarter average oil price was $66.62 per barrel, a 17% increase from last year’s first quarter average price of $56.98. Natural gas liquids prices averaged $35.97 per barrel for the quarter, 3% higher than the 2006 quarter average price of $34.76.

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An Operations Overview detailing first quarter activities is available on the Company’s website at http://www.xtoenergy.com.

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XTO Energy Announces 1Q Earnings and Record Production

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XTO Energy Inc. is a domestic natural gas producer engaged in the acquisition, exploitation and development of quality, long-lived oil and natural gas properties in the United States. Its properties are concentrated in Texas, New Mexico, Arkansas, Oklahoma, Kansas, Wyoming, Colorado, Alaska, Utah, Louisiana and Mississippi.

1	Adjusted earnings and operating cash flow are non-GAAP financial measures. See the end of this release for further explanation and reconciliation of these measures.

Contact:	Louis G. Baldwin	Gary D. Simpson
	Executive Vice President &	Senior Vice President
	Chief Financial Officer	Investor Relations & Finance
	XTO Energy Inc.	XTO Energy Inc.
	817/870-2800	817/870-2800

The Company’s first quarter 2007 earnings and operational review conference call will be broadcast live via Internet webcast at 4:00 P.M. ET (3:00 P.M. CT) on Wednesday, April 25, 2007. The webcast can be accessed on the Company’s website at http://www.xtoenergy.com.

Statements made in this news release, including those relating to operating performance, long-term growth, free cash flow, operating costs, future value for stockholders and production growth are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the timing and extent of changes in oil and gas prices, changes in underlying demand for oil and gas, the timing and results of drilling activity, the availability of and cost of obtaining drilling equipment and technical personnel, delays in completing production, treatment and transportation facilities, higher than expected production costs and other expenses, pipeline curtailments by third-parties and general market conditions. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

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XTO ENERGY INC.

(in millions, except production, per share and per unit data)

	Three Months Ended March 31,
	2007	2006
	(Unaudited)
Consolidated Income Statements

REVENUES
Gas and natural gas liquids	$872	$955
Oil and condensate	274	228
Gas gathering, processing and marketing	22	31
Other	1	1

Total Revenues	1,169	1,215

EXPENSES
Production	129	124
Taxes, transportation and other	81	104
Exploration (a)	4	6
Depreciation, depletion and amortization	240	196
Accretion of discount in asset retirement obligation	5	4
Gas gathering and processing	19	4
General and administrative (b)	56	40
Derivative fair value (gain) loss (c)	(12)	(32)

Total Expenses	522	446

OPERATING INCOME	647	769

OTHER EXPENSE
Interest expense, net (d)	(47)	(41)

INCOME BEFORE INCOME TAX	600	728

INCOME TAX
Current (e)	106	137
Deferred	111	124

Total Income Tax Expense	217	261

NET INCOME	$383	$467

EARNINGS PER COMMON SHARE
Basic	$1.04	$1.28

Diluted	$1.03	$1.26

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	366.7	363.9

Diluted	372.2	369.5

Average Daily Production

Gas (Mcf)	1,263,514	1,126,005
Natural Gas Liquids (Bbls)	10,811	11,126
Oil (Bbls)	45,649	44,563
Natural Gas Equivalents (Mcfe)	1,602,276	1,460,136

Average Sales Prices (f)

Gas (per Mcf)	$7.37	$9.08
Natural Gas Liquids (per Bbl)	$35.97	$34.76
Oil (per Bbl)	$66.62	$56.98

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XTO ENERGY INC. (continued)

(in millions)

	Three Months Ended March 31,
	2007	2006
Consolidated Statement of Cash Flows Data	(Unaudited)
Net Income	$383	$467
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	240	196
Accretion of discount in asset retirement obligation	5	4
Dry hole expense	2	3
Non-cash incentive compensation	17	7
Deferred income tax	111	124
Non-cash change in derivative fair value	36	1
Other non-cash items	(1)	(2)
Changes in operating assets and liabilities	58	163

Cash Provided by Operating Activities	$851	$963

	March 31, 2007	December 31, 2006
	(Unaudited)
Consolidated Balance Sheet Data
Cash and cash equivalents	$15	$5

Current Assets	$1,085	$1,585
Less—Derivative fair value (g)	342	804

Current Assets, excluding derivative fair value	$743	$781

Net Property and Equipment	$11,610	$10,824

Total Assets	$13,152	$12,885

Current Liabilities	$1,117	$1,240
Less:
Derivative fair value (g)	50	37
Deferred income tax payable (g)	99	263

Current Liabilities, excluding derivative fair value and deferred income tax payable	$968	$940

Long-term Debt	$3,609	$3,451

Total Stockholders’ Equity	$5,944	$5,865
Less—Accumulated other comprehensive income (g)	192	486

Total Stockholders’ Equity excluding accumulated other comprehensive income	$5,752	$5,379

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XTO ENERGY INC. (continued)

(a)	Includes geological and geophysical costs, as well as dry hole costs of $2 million in the three-month 2007 period and $3 million in the three-month 2006 period.

(b)	Includes non-cash incentive award compensation of $17 million in the three-month 2007 period and $7 million in the three-month 2006 period.

(c)	The derivative fair value (gain) loss comprises the change in fair value of the following derivative financial instruments not providing effective hedges (in millions):

	Three Months Ended March 31,
	2007	2006
Btu swap contracts	$—	$(16)
Other non-hedge derivatives	2	1
Ineffective portion of hedge derivatives	(14)	(17)

Total derivative fair value (gain) loss	$(12)	$(32)

(d)	Net of capitalized interest of $6 million in the three-month 2007 period and $3 million in the three-month 2006 period.

(e)	The current income tax provision exceeds cash tax expense by the benefit realized upon exercise of stock options not expensed in the financial statements. This benefit, which is recorded in additional paid in capital, was $13 million for the three-month 2007 period and $7 million for the three-month 2006 period.

(f)	Average sales prices include realized gains and losses upon cash settlement of hedge derivatives.

Realized gains and losses on non-hedge derivatives and on the ineffective portion of hedge derivatives are recorded as a component of derivative fair value (gain) loss (see (c) above). These non-hedge and ineffective derivative gains and losses are primarily related to the timing of entering basis swap agreements and designating them as hedges associated with NYMEX swaps. Had realized non-hedge and ineffective gains and losses, attributable to first quarter production, been recorded as oil and gas revenue, the average oil and gas prices would have been:

	Three Months Ended March 31,
	2007	2006
Gas (per Mcf)	$7.77	$9.48
Oil (per Bbl)	67.12	56.67

(g)	These adjustments are made to current assets, current liabilities and stockholders’ equity because these items are recorded based on estimated derivative fair values and resulting unrealized gains and losses. Realized gains and losses will be based on commodity prices when related future production occurs. Net assets and equity to be recorded when future production occurs are not included in the balance sheet.

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XTO ENERGY INC. (continued)

Non-GAAP Financial Measures

Adjusted Earnings

Adjusted earnings, a non-GAAP financial measure, excludes certain items that management believes affect the comparability of operating results. The Company discloses adjusted earnings as a useful adjunct to GAAP net income because:

–	Management uses adjusted earnings to evaluate the Company’s operational trends and performance relative to other oil and gas producing companies.

–	Adjusted earnings are more comparable to earnings estimates provided by securities analysts.

–	Items excluded generally are one-time items, or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the Company generally excludes information regarding these types of items.

The following reconciles GAAP net income to adjusted earnings:

(in millions, except per share amounts)	Three Months Ended March 31,
(Unaudited)	2007	2006
Net income	$383	$467
Adjustments, net of tax:
Non-cash change in derivative fair value	23	—	(a)

Adjusted earnings	$406	$467	(a)

Adjusted earnings per common share:
Basic	$1.11	$1.28	(a)

Diluted	$1.09	$1.26	(a)

(a)	Adjusted earnings for the 2006 three-month period was changed to include the derivative cash settlements. The effect was to increase adjusted earnings by $21 million or $0.05 per share ($0.05 diluted).

Operating Cash Flow

Operating cash flow, a non-GAAP financial measure, is defined as cash provided by operating activities before changes in operating assets and liabilities and exploration expense. Because changes in operating assets and liabilities and exploration expense are excluded, this cash flow statistic is different from cash provided by operating activities, as disclosed under GAAP. Management believes operating cash flow is a better liquidity indicator for oil and gas producers because of the adjustments made to cash provided by operating activities, explained as follows:

–	Adjustment for changes in operating assets and liabilities eliminates fluctuations primarily related to the timing of cash receipts and disbursements, which can vary from period-to-period because of conditions the Company cannot control (for example, the day of the week on which the last day of the period falls), and results in attributing cash flow to operations of the period that provided the cash flow.

–	Adjustment for exploration expense is to provide an amount comparable to operating cash flow for full cost companies and to eliminate the effect of a discretionary expenditure that is part of the Company’s capital budget.

Management uses operating cash flow not only for measuring the Company’s cash flow and liquidity, but also in evaluating the Company against other oil and gas producing companies and valuing potential producing property acquisitions.

The following reconciles cash provided by operating activities, the GAAP cash flow measure, to operating cash flow:

(in millions)	Three Months Ended March 31,
(Unaudited)	2007	2006
Cash Provided by Operating Activities	$851	$963
Changes in operating assets and liabilities	(58)	(163)
Exploration expense, excluding dry hole expense	2	3

Operating Cash Flow	$795	$803

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